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                         CAPITAL VENTURES INTERNATIONAL


March 21, 1996

ImmunoGen, Inc.
128 Sidney Street
Cambridge, MA 02139
Attention: Frank J. Pocher, Chief Financial Officer

RE: Securities Purchase Agreement, dated as of March 15, 1996 (collectively, together with the exhibits thereto, the "Agreement")

Dear Frank:

     As per our recent conversations regarding our understanding of the terms and provisions of the Agreement, we hereby acknowledge and agree to the following:

     A. The fixed feature of the Conversion Price in the Debentures issued pursuant to the First Closing and the Second Closing shall be equal to the closing bid price of the Common Stock on NASDAQ-NMS on the Trading Day immediately preceding the Closing Date in respect of the First Closing (subject to adjustment as provided therein) (the "Strike Price"); and

     B. The reference in Section 1.1 of the Debentures to "200% of the closing bid price on the issue date" shall mean the Strike Price multiplied by 200%; and

     C. If the SEC will not allow the Registrable Securities underlying the Debenture to be issued at the Second Closing to be included in the Registration Statement initially filed pursuant to Section 2(a) of the Registration Rights Agreement, the Company shall amend such Registration Statement to include such Registrable Securities (if such Registration Statement is not yet effective at the time of the Second Closing) or shall file a new Registration Statement (on the short form available therefor, if applicable) registering such Registrable Securities, in each case, as soon as practicable, but in any event within fifteen (15) days after the Second Closing. The provisions of Section 2(c) of the Registration Rights Agreement shall be applicable with respect to such obligation; and

     D. In the event the number of shares available under a Registration Statement filed pursuant to the Registration Rights Agreement is insufficient to cover all of the Registrable Securities issued or issuable upon conversion of the Debentures and exercise of the Warrants, the Company shall amend the Registration Statement, or file a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover all of such Registrable Securities, in each case, as soon as practicable, but in any event within fifteen (15) days after the necessity therefor arises (based on the market price of the Common Stock and other relevant factors on which the Company reasonably elects to rely). The provisions of Section 2(c) of the Registration Rights Agreement shall be applicable with respect to such obligation, with the sixty


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(60) days running from the day after the date on which the Company reasonably first determines (or should have reasonably determined) the need therefor.

     Each capitalized term used herein and not otherwise defined shall have the meaning ascribed to it in the Agreement.

     If the foregoing is in accordance with your understanding, please so indicate by executing the enclosed copy of this letter in the space provided below.


CAPITAL VENTURES INTERNATIONAL



By:____________________________________

ACKNOWLEDGED AND AGREED:
IMMUNOGEN, INC.



By:____________________________



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